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                                                                    Exhibit 10.4

                                                      Thomas & Betts Corporation
                                                      8155 T&B Boulevard
                                                      Memphis, TN 38125
                                                      (901) 252-5000
                                                      www.TNB.com



                                                                    THOMAS&BETTS
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September 18, 2000

Mr. Clyde R. Moore
9258 Forest Hill Lane
Germantown, TN  38139


Dear Clyde:

         Outlined below are the terms and conditions of your separation from Thomas & Betts Corporation ("Thomas & Betts"), which, upon your signature where indicated below, shall constitute the separation agreement binding upon Thomas & Betts and you.

           1. You agree that your service as Chairman, Director and Chief Executive Officer of Thomas & Betts is terminated effective as of August 9, 2000. You have been placed on an inactive employment status for the period from August 9, 2000 to December 31, 2000 (the "Inactive Period").

           2. Until the end of the Inactive Period, you will continue to participate in all health and welfare benefit plans, pension benefit plans and perquisite plans that are currently provided to you by Thomas & Betts.

           3. Your Employment Agreement dated November 3, 1997 (the "Employment Agreement") is hereby terminated and cancelled and shall be null and void as of August 9, 2000.

           4. Your termination date from Thomas & Betts shall be December 31, 2000, the date of the completion of the Inactive Period.

           5. Following the last day of the Inactive Period, but no later than January 12, 2001 you will receive a lump-sum severance payment in the amount of $2,640,000 gross. This represents a payment equivalent to two times your annual base salary, car allowance and target bonus of 75% of base.


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           6. The Human Resources Committee (the "Human Resources Committee") of
the Board of Directors of Thomas & Betts (the "Board") has given the consent of Thomas & Betts necessary to treat your termination of employment as an early retirement for purposes of your stock option grants and has taken action providing that all stock options granted to you by Thomas & Betts that remain unexercised, regardless of when such stock options were granted, may be exercised in full at any time within six (6) years after completion of the Inactive Period, provided, however, that if such exercise occurs more than three
(3) months after completion of the Inactive Period, the option shall be treated as a nonqualified stock option, and no option will extend beyond its expiration date.

           7. Regarding your Restricted Stock Awards, the Human Resources Committee has determined that such awards shall not be forfeited upon completion of the Inactive Period and has taken action providing that such awards granted to you by Thomas & Betts that remain unvested, regardless of when such Restricted Stock Awards were granted, be released to you as of the time the restrictions lapse. It is intended that, in accordance with past practices, the awards will be released as per the original schedules if you have not violated either Section 15 or 19 below. Notwithstanding the foregoing provisions of this
Section 7, in the event of a "Change of Control," as such term was defined in the Employment Agreement, the restrictions then in effect on all restricted stock awards granted to you by Thomas & Betts shall lapse and all shares subject to such awards shall be released to you.

           8. The Human Resources Committee has approved an additional grant of benefits under the Thomas & Betts Executive Retirement Plan ("Retirement Plan"), as follows: Your benefits under the Retirement Plan shall be calculated under
Section 2.05(b) of the Retirement Plan with the addition of five (5) years of age and credited service such that you shall be credited with a total of twenty
(20) years, and such additional months as appropriate, of service.

           9. Thomas & Betts will maintain your corporate membership at Southwind Country Club as long as you maintain your primary residence in the Memphis area or for a maximum of two years following completion of the Inactive Period, whichever is shorter.

          10. You will retain use of your cell phone during the Inactive Period, and said account will be transferred to your personal account on January 1, 2001.

          11. Your computer and peripheral equipment will be transferred to you as personal property.


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          12. Until December 31, 2005 or the date you relocate your primary residence outside the Memphis area, whichever is sooner, you may continue to use the services of the Thomas & Betts Travel Department. All expenses relating to such usage will be billed directly to you.

          13. During the Inactive Period, you will provide consulting services to Thomas & Betts as may be reasonably requested from time to time both to facilitate the transition of the business as well as on other matters within your competence, knowledge and experience.

          14. Upon the completion of the Inactive Period, your retirement benefits shall be as follows:

                  (a) Executive Retirement Plan benefits as outlined in Section 8 above, which in no event shall be less than the amounts shown in Attachment A;

                  (b) Medical and dental coverage, for you, Sherry and, so long as he qualifies as a covered dependent, Chris, commencing on the day following your termination date subject to the provisions of Section 16 below. Note that when you become eligible for Medicare, the plan provided by Thomas & Betts will become your secondary plan. The plan benefits will be based upon then-current plan offerings made available to active employees of Thomas & Betts, however, a contribution will not apply, so that Thomas & Betts will pay all premiums (including employee contributions) for such medical and dental coverage. As you know, such plans may be changed from time to time and such changes in plan design will be applied to you in the same manner they are applied to our active employee participants with the exception that no contribution will be required to be made by you;

                  (c) Benefits under the Executive Life Insurance Plan shall be provided in accordance with the plan document. That is, you have the option of continuing the coverage by paying the premium directly; you can allow the cash value of the policy to fund the premiums until it runs out, or you can elect to take the cash value of the policy at the time the premium becomes due. Specific information regarding these options will be provided as soon as it is available; and

                  (d) Thomas & Betts agrees to indemnify and hold harmless you and your legal representatives and successors to the fullest extent permitted by the laws of the State of Tennessee with respect to any judgement or other binding decision of any arbitrator, tribunal or government agency arising at any time out of any event, action or omission


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         related to or in connection with your having been a director, officer or employee of Thomas & Betts or having served as a director or officer of another corporation or other organization at the request of Thomas & Betts; provided, however, that this indemnification shall apply in connection with a proceeding (or part thereof) initiated by you only if such proceeding (or part thereof) was authorized by the Board. This indemnification shall continue in full force and effect for a period of not less than the duration of all statutes of limitations applicable to such matters (or in the case of events, actions or omissions giving rise to matters which have not been resolved prior to the expiration of such period, until such matters are finally resolved). Without limiting the foregoing, Thomas & Betts shall periodically advance all expenses (including attorneys' and paralegals' fees and other costs and expenses) as incurred with respect to the foregoing to the fullest extent permitted by the laws of the State of Tennessee, and you shall be defended by the counsel of your choice. You shall not unreasonably withhold your consent to the settlement of any claim for monetary damages for which you are entitled to be fully indemnified hereunder. From and after the date hereof, Thomas & Betts shall maintain in effect for at least five years following the completion of the Inactive Period the policies of directors' and officers' liability insurance to the extent currently maintained by Thomas & Betts and under terms and conditions at least as favorable to you, and in amounts at least as much, as those currently in effect as to you. If you are otherwise entitled to indemnification under the terms of this Section 14(d) Thomas & Betts shall indemnify you for any deductible applicable under such policies. For the avoidance of doubt
         (i) the indemnity and insurance referenced above shall apply only with respect to your actions on behalf of Thomas & Betts and any entity for which you served as an officer or director at the request of Thomas & Betts (such as the National Electrical Manufacturers Association and the Industry Data Exchange Association) and not to your actions on behalf of other organizations which you may have served without the request of Thomas & Betts (such as Kroger), (ii) the indemnity and insurance shall only apply to claims arising from your actions prior to August 9, 2000 and (iii) with respect to the commitment to continue, for the stated five-year period, the policies of directors' and officers' liability insurance to the extent currently maintained, Thomas & Betts is not required to provide coverage that is any more extensive than the existing coverage under such policies in terms of events and entities covered and amounts of coverage.

         15. You will refrain, directly or indirectly, from being employed by, engaging in or rendering service of any nature to a business which represents a principal and direct competitor of the business of Thomas & Betts or any affiliate or subsidiary for a period of two years after completion of the Inactive Period


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unless you obtain our prior written consent. You also acknowledge that during your employment you developed, acquired and had access to substantial highly confidential operations, legal, technical and financial information. You agree that you shall retain all such confidential information in trust in a fiduciary capacity for the sole benefit of Thomas & Betts and will not by any means divulge, use, or permit any third party to use any such confidential information except with the written approval of the Chairman and Chief Executive Officer of Thomas & Betts or except to the extent that such confidential information (i) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of your act or omission, (ii) is required to be disclosed by any law, regulation or order of any court or government regulatory commission, department or agency, provided that you give notice of such requirement to Thomas & Betts to enable Thomas & Betts to seek an appropriate protective order, or (iii) is required to be used or disclosed by you to perform properly your duties under Sections 13 and 17 hereof. Nothing herein shall be construed as preventing you from using in any subsequent employment or other endeavor your talents, skills, knowledge or expertise that you may have gained, developed or retained as a result of your employment by Thomas & Betts provided that you do not use or disclose any confidential information of Thomas Betts and you do not otherwise violate the first sentence of this Section 15.

          16. You will notify us upon acceptance of any offer of employment obtained. In such event, the following will apply:

                  (a) Comprehensive coverage for medical and dental benefits will cease as of the date you become eligible to participate in such plans of any one or more subsequent employers providing standard benefits and offered generally to employees of the employer; provided, however, that (i) if such plans of any subsequent employer provide coverage which is less favorable to you or your dependents in terms of benefits than the coverage provided under the Thomas & Betts plans (including any limitation on coverage of a pre-existing condition), then the coverage described in Section 14(b) above will continue uninterrupted, but will be secondary to the coverage provided under the plans of any such subsequent employer, and (ii) the coverage described in Section 14(b) above will, in any case, resume as the primary coverage commencing as of the date you are no longer eligible for coverage under such plans of any such subsequent employer. If you are eligible for continuation of the coverage provided under such plans of any such subsequent employer pursuant to COBRA, you shall notify Thomas & Betts and at the written direction of Thomas & Betts you will elect such COBRA benefit continuation for the full period such continuation is available and Thomas & Betts will pay to you in advance the cost of the COBRA premiums you incur for the COBRA


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         continuation coverage. If such COBRA continuation coverage is provided to you but is less favorable to you or your dependents in terms of benefits than the coverage provided under the Thomas & Betts plans (including any limitation on coverage of a pre-existing condition) your coverage under the Thomas & Betts plan will continue as secondary to such COBRA coverage until the termination of such COBRA coverage, at which time your Thomas & Betts coverage will resume as primary. Notwithstanding anything to the contrary, your Thomas & Betts benefits will be secondary to your Medicare benefits after the date you become eligible for Medicare.

                  (b) You will secure from your new employer an agreement to make you available at reasonable times in order to fulfill your obligations under Section 17 of this agreement.

          17. You agree to cooperate fully in any investigation or other legal proceeding requested by Thomas & Betts with respect to any matter that arose during your employment with Thomas & Betts or which may involve matters within your knowledge. If any claims are asserted by Thomas & Betts or an affiliate against a third party or by a third party against Thomas & Betts (including its affiliated entities), with respect to any matter that arose during your employment or about which you have any knowledge or information, you will cooperate fully in the prosecution or defense of such claims by Thomas & Betts and its affiliated entities. Thomas & Betts will to the extent commercially practicable pay, but will in any case reimburse, all reasonable expenses you incur in fulfilling your duties under this Section 17.

          18. You agree that except as may be required of you by a court or a government investigation you will not make any communication regarding Thomas & Betts, its affiliates or any officer, director or employee of Thomas & Betts or its affiliates which may be detrimental to the business, reputation or image of Thomas & Betts or its affiliates or disparaging of any such individual. Thomas & Betts agrees that it will instruct each of its officers and directors not to make any disparaging communication regarding you, and no director, officer or employee of Thomas & Betts will be authorized by Thomas & Betts to make any such disparaging communications regarding you.

          19. From the date hereof until the second anniversary of the completion of the Inactive Period (the "Non-Solicitation Period"), you will not solicit or recruit or hire as an employee or consultant any individual who serves or has served as an active employee of Thomas & Betts or an affiliated entity at any time during the Non-Solicitation Period, unless you have received the prior written consent of Thomas & Betts. Any request you make to Thomas & Betts for such consent will be considered promptly in good faith by Thomas & Betts and will be


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denied only after Thomas & Betts has determined, in its sole discretion, that such consent would jeopardize important confidential information of Thomas & Betts.

          20. Notwithstanding anything to the contrary contained herein or in any other agreement or document, if you violate the provisions of either Section 15 or 19 above, then without limiting Thomas & Betts' right to seek other appropriate damages and equitable relief, Sections 6 and 7 shall be void ab initio (as if they never existed), you shall not be entitled to the benefits provided under those Sections and Thomas & Betts will be entitled to take any and all action to cancel and terminate such benefits.

          21. This agreement shall be binding upon and inure to the benefit of any successor or assignee of Thomas & Betts.

          22. This agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.

          23. Nothing contained in this agreement shall supersede or eliminate any other retirement or other benefit to which you are entitled; the benefits provided herein are in addition to any other benefits to which you would otherwise be entitled. To the extent any benefit conferred here may be inconsistent with any practice or policy maintained by the Company, the provisions of this letter shall be controlling.

          Please indicate your acceptance and agreement to the terms hereof by signing in the space provided below.

                                       Sincerely,
                                       Thomas & Betts Corporation

                                          /s/ T. Kevin Dunnigan
                                       ---------------------------
                                       By:       T. Kevin Dunnigan
                                                 Chairman and CEO



Agreed:    /s/ Clyde R. Moore
       ---------------------------
        Clyde R. Moore

Date:            9-18-00
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